EXHIBIT 99.1
Sevcon, Inc.
155 Northboro Road
Southborough, MA 01772

Sevcon’s Revenues Increase 8% in Third Quarter Fiscal 2012
Results Driven by Continued Growth in Volume Shipments of Gen4 Motor Controllers for
On-Road Electric Vehicles

Company Delivers Earnings of $0.05 per Diluted Share

SOUTHBOROUGH, Mass., July 23, 2012 - Sevcon, Inc. (Nasdaq: SEV), a global manufacturer of drivetrain controls for electric and hybrid vehicles, today reported financial results for the third quarter of fiscal 2012 ended June 30, 2012.

Third Quarter Fiscal 2012 Results Summary

●
Revenues increased 8% to $8.9 million, from $8.2 million in the third quarter of fiscal 2011, primarily driven by increased demand for the Company’s Gen4 controller product line, which more than offset lower demand for the Company’s traditional industrial and transportation products. Foreign currency exchange rates reduced revenues 7%.

●	Operating income was $35,000, after recording $49,000 in U.K. government grant income. This compares with operating income of $177,000 in the same quarter last year.

●	Net income was $156,000, or $0.05 per diluted share, compared with $144,000, or $0.05 per diluted share, a year earlier.

Nine-Month Fiscal 2012 Results Summary

●	Revenues increased 20% to $27.5 million, from $22.9 million in the first nine months of fiscal 2012, reflecting increased Gen4 controller demand. Foreign currency fluctuations reduced revenues 3%.

●
Operating income was $982,000, which included $159,000 in U.K. government grant income. This compares with $868,000 in the same period last year when the Company recorded $600,000 in U.K. government grant income and also recorded a gain of $451,000 from the proceeds of the sale of a surplus property in the U.K. Excluding these items from both periods, operating income for the first nine months of fiscal 2012 was $1.0 million higher than last year.

●	Net income was $910,000, or $0.27 per diluted share, compared with $654,000, or $0.20 per diluted share, for the first nine months of fiscal 2011.

Management Comments

“Third-quarter revenues in Sevcon’s core business, the Controls segment, were up 18% from a year ago, excluding the impact of foreign currency,” said President and CEO Matt Boyle. “It is a very mixed picture, however, as we have seen global weakness in construction and mining activity which led to soft product demand for traditional off-road industrial electric vehicle (EV) applications. This was more than offset by higher demand for our Gen4 range of AC motor controllers for on-road vehicles. Control segment revenues, excluding the impact of foreign currency, grew 29% year-over-year in Europe, but declined 12% and 5% in the Asia Pacific and North American markets, respectively, due to lower off-road shipments.”

“Our third-quarter results demonstrate that we are continuing to execute successfully on our strategy to supplement sales to our customers in the off-road industrial EV segment by capitalizing on opportunities in the on-road EV sector,” said Boyle. “Our third-quarter sales reflect previously announced volume shipments of products for the Renault Twizy which are currently on sale in Europe.”

“Looking forward, our plans focus on projects currently underway in Europe, China and North America,” Boyle said. “Although the majority of these future projects are for on-road EVs, we also are working on some potentially important new products with OEMs and Tier 1 suppliers in the industrial off-road sector.

We plan to continue expanding our capabilities in engineering and sales to generate and support future projects like these, with the goal of winning additional on-road EV business.” said Boyle.

Paul Farquhar, the Chief Financial Officer, said. “On July 11 the UK subsidiary Sevcon Limited commenced a consultation period with the members of the UK pension plan, seeking approval to close the plan to future accrual. The consultation period of a mandatory minimum of 60 days will conclude in September. If agreement is reached to close the plan to future accrual then the subsidiary will replace the present final salary plan with a defined contribution arrangement.”

 Third Quarter Fiscal 2012 Conference Call Details

Sevcon has scheduled a conference call to review its third-quarter results tomorrow, July 24, 2012 at 9:00 a.m. ET. A webcast of the call will be available at the Investor Relations section of the Company’s website, www.sevcon.com. The live call also can be accessed by dialing (877) 407-5790 or (201) 689-8328 prior to the start of the call. If you are unable to listen to the live call, the webcast will be archived on the company’s website.

Third Quarter Fiscal 2012 Financial Highlights

     (in thousands except per share data)

	Three months ended		Nine months ended
	(Unaudited)		(Unaudited)
	June 30 2012	July 2 2011	June 30 2012	July 2 2011

Revenues	$8,878	$8,208	$27,494	$22,878

Operating income	35	177	982	868

Income before income taxes	57	165	1,058	756

Net income	$156	$144	$910	$654

Basic income per share	$0.05	$0.05	$0.27	$0.20

Diluted income per share	$0.05	$0.05	$0.27	$0.20

Average shares outstanding	3,341	3,310	3,330	3,301

Summarized Balance Sheet Data
	(in thousands of dollars)
	June 30	September 30
	2012	2011
	(Unaudited)	(Derived from audited statements)
Cash and cash equivalents	$1,838	$1,797
Receivables	5,995	5,952
Inventories	6,782	7,478
Prepaid expenses and other current assets	1,402	1,281
Total current assets	16,017	16,508
Long-term assets	6,131	6,439
Total assets	$22,148	$22,947

Current liabilities	$4,344	$6,010
Liability for pension benefits	7,523	7,634
Other long-term liabilities	1,782	1,813
Stockholders’ equity	$8,499	7,490
Total liabilities and stockholders’ equity	$22,148	$22,947

About Sevcon, Inc.

Sevcon is a world leader in the design and manufacture of microprocessor based controls for zero emission electric and hybrid vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions and to optimize the energy consumption of the vehicle's power source. The Company supplies customers throughout the world from its operations in the USA, the U.K., France and the Asia Pacific region and through an international dealer network. Sevcon's customers are manufacturers of on and off-road vehicles including cars, trucks, buses, motorcycles, fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers and other electrically powered vehicles. For more information visit www.sevcon.com.

Forward-Looking Statements

Statements in this release about Sevcon’s prospects for fiscal 2012 are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those we anticipate. In particular: global demand for electric vehicles may not grow as much as we expect; our customers’ products may not be as successful as those of other entrants in the electric vehicle market who are supplied by our competitors; and we are dependent on a few key suppliers and subcontractors for most components, sub-assemblies and finished products, and we may not be able to establish alternative sources of supply in time if supplies are interrupted.  Please see the company’s most recent forms 10-K and 10-Q on file with the SEC for further information regarding Sevcon’s risk factors.

Contact:

David Calusdian	Matt Boyle
Sharon Merrill Associates	President and CEO
1 (617) 542 5300	1 (508) 281 5503
dcalusdian@InvestorRelations.com	matt.boyle@Sevcon.com